Exhibit 10.6

Amendment No. 1 to Store License Agreement (Outlet)
Dated: December 9th, 2013
This Amendment No. 1 (“Amendment”), to that certain Store Licensing Agreement (the “Agreement”) between SEARS ROEBUCK AND CO., a New York corporation (“Sears”), and SEARS OUTLET STORES, L.L.C., a Delaware limited liability company, is made by the parties thereto and is retroactive to October 6, 2013 (the “Amendment Date”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Agreement.
Whereas, the parties have determined that it is in both parties interest to amend the Agreement.
NOW, THEREFORE, in consideration of the above premises and the mutual covenants and other good and valuable consideration contained herein, the parties agree as follows:

1.	Amendments. The Agreement shall be modified as of the Amendment Dates set forth below:

a.Section E in the recitals of the Agreement is replaced with the following:

“E.    Outlet Stores desires to obtain, in addition to the licenses already granted to it under the Agreement, a license to authorize Dealers and Franchisees (as defined below) to operate stores offering certain consumer products in the Territory under the Store Names and to use the Store Names in connection with the operation of such stores, and Sears desires to grant to Outlet Stores such license, subject to the terms of this Agreement, as amended herein.”

b.Section 1.2 of the Agreement is replaced with the following:

“1.2    Grant of License in the Store Names. Subject to all the terms and conditions of this Agreement, Sears hereby grants to Outlet Stores, for and during the Term, an exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to operate, and authorize Dealers and Franchisees to operate, retail stores and stores-within-a-store using the Store Names at locations in the Territory (the “Stores”) through which all Outlet Products and the related services offered by, or with authorization from, Outlet Stores as of the Effective Date (the “Services”) will be offered and sold. Sears also grants to Outlet Stores an exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the Store Names to promote the Outlet Products and Services by all Digital Methods. Sears grants Outlet Stores the right to use the Store Names to sell the Seller-Branded Products (as defined in the Merchandising Agreement) by all Seller Digital Methods. Subject

to the next sentence, Sears may terminate Outlet Stores’ rights in this Section 1.2 to sell by Seller Digital Methods upon 24-months’ prior written notice. Upon termination in accordance with the preceding sentence of Outlet Stores’ rights to sell by Seller Digital Methods, Sears will grant Outlet Stores a license to allow Outlet Stores to (a) market all Seller-Branded Products by all then-current and future means, methods, and channels outside of the Territory if such marketing would not violate any Existing Contractual Obligation in effect immediately prior to the date of such license, and (b) sell all Seller-Branded Products by all Digital Methods in the Territory and all Seller-Branded Product outside of the Territory if the sale would not violate any Existing Contractual Obligation in effect immediately prior to the date of such license. The license described in the preceding sentence will include terms that are usual and customary for licenses of this type for comparable circumstances and a duration that is the same as the remaining duration of the last of the License Agreements to terminate in accordance with its terms. “Dealer” means an unrelated third-party owner authorized to operate a Store. “License Agreements” means the following, each dated August 8, 2012: the Store License Agreement between Sears Authorized Hometown Stores, LLC and Sears; the Store License Agreement between Sears Home Appliance Showrooms, LLC and Sears; and the Trademark License Agreement between SHO and Sears (the “Trademark License Agreement”). “Digital Methods,” “Existing Contractual Obligation,” “Franchisee,” “Outlet Products,” “Seller-Branded Products,” and “Seller Digital Methods” each is defined in the Merchandising Agreement.”

c.Section 1.3 of the Agreement is replaced with the following:

“1.3    Grant of License in the Additional Sears Marks. Subject to all the terms and conditions of this Agreement, Sears hereby grants to Outlet Stores, for and during the Term, a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use, and authorize Dealers and Franchisees to use, the Additional Sears Marks solely within the Territory in connection with the marketing, offering and performance of Services provided under the Additional Sears Marks.”

d.Section 1.5 of the Agreement is replaced with the following:

“1.5
Further Sublicense. Outlet Stores has the right to sublicense the SEARS Service Mark, the Store Names and the Additional Sears Marks to Dealers and Franchisees for the operation of Stores. For each Sears Outlet Store (as defined Section 20 of the Merchandising Agreement) receiving a sublicense, Outlet Stores and the Dealer or Franchisee for such Outlet Store shall enter into an Outlet Authorizing Agreement. Outlet Stores shall not enter into an Outlet Authorizing Agreement with a Sears Competitor or a Sears Competitor Affiliate (as defined in Section 10.3 below). Outlet Stores shall not enter into an Outlet Authorizing Agreement deviating in pertinent part from the form Authorizing Agreements of SAHS (as defined below) existing as of the Effective Date if such deviation would reasonably be expected to have a material adverse effect on the business, prospects, finances or reputation of Sears or the goodwill of the Marks. “Authorizing Agreement” is defined in the August 8, 2012 Store License Agreement between Sears and Sears Authorized Hometown Stores, LLC (“SAHS”). “Outlet Authorizing Agreement” means an agreement authorizing a Dealer or Franchisee to operate a Sears Outlet Store.”

e.Section 2.1 of the Agreement is replaced with the following:

“2.1    Site Selection. Outlet Stores shall be responsible for the selection of suitable sites for the Stores. Outlet Stores acknowledges that it is bound by the terms and conditions of Section 9(b) of the Merchandising Agreement.”

f.Section 2.2 of the Agreement is amended by inserting at the end:

“Sears may require Outlet Stores to terminate for cause any Dealer or Franchisee that (a) has taken any action that causes Outlet Stores to be in non-compliance with a material term of this Agreement, or (b) fails to maintain the high quality and reputation of the Marks, in each case described in clauses (a) and (b) after Outlet Stores has received written notice from Sears, and, after a reasonable opportunity to cause the Dealer or Franchisee to cure, the non-compliance or failure to maintain continues.”

g.Section 3.1a of the Agreement is replaced with the following:

“a.    Use of Store Name. Outlet Stores shall operate, and authorize Dealers and Franchisees to operate, the Stores only under the Store Name written in styles and typefaces and accompanied by logos and symbols only as specifically authorized by Sears in writing. Sears hereby approves the logos used by Outlet Stores as of the Effective Date. Outlet Stores shall use the full Store Name on all stationery, business cards, signage, sales receipts, vehicles for Store use, Store fronts, advertising and correspondence with or to customers and potential customers of the Store unless otherwise authorized by Sears in writing. Outlet Stores may use any of the Store Names (but not the SEARS Service Mark alone) as Outlet Stores’ company name or fictitious business name on checks, check blanks and bank accounts used solely for the operation of the Stores. Notwithstanding the foregoing, Outlet Stores may use the SEARS Service Mark alone (i.e., not as part of a Store Name) as an abbreviated version of the Store Name only on the primary signage-outside the Store and the inventory of in-store signage and point of purchase material in the possession of Outlet Stores, Dealers or Franchisees on the Effective Date, provided, however, that Outlet Stores shall post, and shall require Dealers and Franchisees to post, signs as required by Section 3.1(b) below.”

h.Section 3.1b of the Agreement is replaced with the following:

“b.    Additional Statement. All printed material bearing the Store Name and all printed advertising of the Stores or the Website shall also expressly state in the appropriate language: “Sears Outlet Stores are independently owned and operated under license from Sears, Roebuck and Co.” and “The SEARS mark is a service mark of Sears Brands, LLC.” In addition, Outlet Stores shall post, and shall require authorized Dealers and Franchisees to post, a clear and conspicuous sign on the front of every Store stating in the appropriate language: “Sears Outlet Stores. Independently owned and operated by «DBA» [Store owner’s name or legal entity under which owner is doing business]”.”

i.Section 3.2 of the Agreement is replaced with the following:

“3.2    Operating Standards.     Outlet Stores shall comply, and ensure that Dealers and Franchisees comply, with all commercially reasonable written operating policies and procedures provided by Sears or Sears Brands from time to time upon 60-days’ advance written notice to Outlet Stores (the “Operating Standards”). Outlet Stores acknowledges that any Operating Standards documents provided to Outlet Stores are to be used solely by Outlet Stores, Dealers and Franchisees in performing the obligations under this Agreement.”

j.Section 4.1 of the Agreement is replaced with the following:

“4.1    Ownership. Except as otherwise expressly provided in this Agreement, Sears Brands reserves all rights in and to: (a) the Store Name, (b) the SEARS Service Mark, (c) the Additional Sears Marks and (d) the Domain Names. The Store Name, SEARS Service Mark, Additional Sears Marks and the Domain Names are referred to collectively in this Agreement as the “Marks.” Outlet Stores acknowledges that the goodwill associated with the Marks has inherent value. Any and all use of any Marks inures to the benefit of Sears Brands, and this Agreement does not confer on Outlet Stores any goodwill or ownership interests in any Marks. Outlet Stores shall have no rights in any of the Marks other than the limited right to use, and authorize Dealers and Franchisees to use, the Marks solely to market and sell the Outlet Products and Services in the Stores and through the Digital Methods in accordance with the terms of this Agreement.”

k.Section 4.3a of the Agreement is replaced with the following:

“a.    Quality Control Obligation. Outlet Stores acknowledges that the reputation of Sears is based on the sale of high quality products and services offered under the Marks. Outlet Stores shall only use the Marks in connection with high-quality Outlet Products and Services. The Products (as defined in the Merchandising Agreement) shall be deemed to meet the standards prescribed in the preceding sentence. Outlet Stores shall cooperate and comply in good faith with all commercially reasonable quality control measures undertaken by or at the request of Sears in order to preserve or protect the integrity of the Marks. Sears recognizes that Outlet Stores has used the Marks for many years in connection with the operation of the Stores and the Websites and during that period has used the Marks in connection with Outlet Products and Services found to be of acceptable quality. Outlet Stores shall maintain throughout the Term, an effective system for evaluating, monitoring and ensuring continuing quality of the Outlet Products and Services and for evaluating and monitoring the Dealers and Franchisees.”

l.Section 4.3b of the Agreement is replaced with the following:

“b.    Notice of Non-Compliance. If Sears determines that Outlet Stores is not in compliance with this Section 4.3, Sears may notify Outlet Stores of such non-compliance (“Notice of Non-Compliance”). A Notice of Non-Compliance from Sears shall be in writing and shall set forth with sufficient particularity a description of the nature of the non-compliance and any requested action for curing such non-compliance. Additionally, Outlet Stores shall promptly notify Sears of any non-compliance on the part of Outlet Stores or any of its Dealers or Franchisees. Upon Outlet Stores’ receipt of a Notice of Non-Compliance, or Sears’ receipt of a voluntary notice of non-compliance, Outlet Stores shall promptly correct the issues identified in such notice (“Quality Issues”), by enacting the cure mechanisms contained in Sections 4.3b.(i) through 4.3b.(iv).”

m.Section 5.1b of the Agreement is replaced with the following:

“b. any other act or omission of Outlet Stores, its Affiliates, Dealers, Franchisees and the Personnel of each of them in connection with performance under this Agreement, including, but not limited to the advertising, storage, shipment, transport, delivery, installation, adaptation, conversion, warranty, repair or servicing of any Outlet Product;”

n.Section 5.1c of the Agreement is replaced with the following:

“c.    any violation by Outlet Stores (or its Affiliates, Dealers and Franchisees, or the Personnel of each of them) of any Anti-Corruption Law;”

o.Section 6.1 of the Agreement is replaced with the following:

“6.1    Records. Outlet Stores shall maintain and preserve, at Outlet Stores’ sole expense, full, complete and accurate books, records and accounts for a period of two (2) years after the date of their preparation or such longer period as may be required by the Operating Standards or any applicable law in the Territory. Such records may be compiled on computer discs and shall include but are not necessarily limited to: copies of all Authorizing Agreements, Dealer and Franchisee lists, employee records, sales, invoices, cash receipts, service records, purchase records, accounts payable, cash disbursement records, inventory records, general ledgers, itemized bank deposit slips and bank statements, corporate records (include minute books), copies of sales tax returns and copies of Outlet Stores’ income tax returns, records relating to Anti-Corruption Law compliance.”

p.Section 12.1a of the Agreement is replaced with the following:

“a.    Non-disclosure of Confidential Information.     Each party shall (i) use its best efforts to protect the confidential nature of Confidential Information disclosed to it, including notifying its Affiliates, subsidiaries, sublicensees, distributors or anyone else with whom a party works to achieve the purposes of this Agreement of the confidential nature of such Confidential Information, (ii) prior to receiving any such Confidential Information, use its best efforts to have the Dealers, Franchisees or anyone else with whom a party works to achieve the purposes of this Agreement sign a confidentiality agreement containing restrictions on the use and disclosure of such Confidential Information no less restrictive than those contained herein, (iii) except as provided in this Agreement or as required by law or court order, not disclose to third parties or copy any Confidential Information or allow any third party access to such Confidential

Information without first obtaining the disclosing party’s written consent, and (iv) not use, or permit others to use, any Confidential information disclosed to it except for the purposes set forth herein.

Outlet Stores shall not, without the prior written permission of Sears, which permission shall be given, if at all, in Sears’ sole discretion (i) directly or indirectly utilize Confidential Information in its own business, (ii) manufacture and/or sell any product that is based in whole or in part on such Confidential Information, or (iii) disclose such Confidential Information to any third party.

Outlet Stores shall cause each of the Dealers and Franchisees to agree in writing to be bound by the provisions of this Section 12.1a.”

2.
Condition Precedent. It is a condition precedent to the effectiveness of this Amendment that the parties (or their Affiliates, as applicable) also execute: (a) that certain Amendment No. 1 to Separation Agreement, (b) that certain Amendment #2 to Merchandising Agreement, (c) that certain Amendment No. 1 to Services Agreement, and (d) that certain Supplemental Agreement.

3.
No Other Amendments. Except as expressly amended herein, the Agreement shall continue in full force and effect, in accordance with its terms, without any waiver, amendment or other modification of any provision thereof, including the parties’ choice of Illinois law (pursuant to Section 12.14 of the Agreement) which also applies to this Amendment.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth below by their respective officers thereunto duly authorized.

SEARS, ROEBUCK AND CO.
By: Sears Holdings Management Corporation, its Agent

By: /s/ Ronald Boire
Ronald Boire
EVP, Chief Merchandising Officer and President,
Sears Full-Line Stores & Kmart Formats
December 9, 2013

SEARS OUTLET STORES, L.L.C.

By: /s/ W. Bruce Johnson
W. Bruce Johnson
President
December 9, 2013

DMLIB-#442075-v2-SRC_SHO_Amendment_#1_to_Store_License_Agreement_(Outlet)